Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 27, 2012, relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the common control business combination of M/A-COM Technology Solutions Holdings, Inc. and Mimix Holdings, Inc.), appearing in the Annual Report on Form 10-K of M/A-COM Technology Solutions Holdings, Inc. for the year ended September 28, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA

May 21, 2013